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                                                                   Exhibit 99.1

[LOGO]     LONE STAR                                               NEWS RELEASE
       TECHNOLOGIES, INC.

                                                   CONTACT:  CHARLES J. KESZLER
                                                                 (972) 770-6495
                                                           Fax:  (972) 770-6471


                   LONE STAR TECHNOLOGIES, INC. COMPLETES THE
                    PURCHASE OF FINTUBE LIMITED PARTNERSHIP


Dallas, TX, January 3, 2000 ..... Lone Star Technologies, Inc. (Lone Star),
NYSE:LSS, announced that it has completed the purchase of Fintube Limited Partnership's assets, a privately held, Tulsa-based manufacturer of finned tubes used in a variety of heat recovery applications.

The purchase price was approximately $86 million which included the issuance of 760,000 shares of Lone Star common stock valued at $20 million. The assets were purchased by Fintube Technologies, Inc., (Fintube) a new wholly-owned subsidiary of Lone Star. Fintube also executed a new $59 million credit agreement with a bank group. The initial funding under the credit agreement was approximately $46 million with the balance available for working capital, and new capital investments subject to borrowing base limitations. The balance of the purchase price was provided by Lone Star from additional borrowings.

Fintube is the leader in the design and production of finned tubes which are used in a variety of heat recovery applications. For the past five years, Fintube has invested in additional capacity and research and development of new products to better serve the growing world demand for heat recovery systems. Its share of domestic Heat Recovery Steam Generation (HRSG) manufacturing capacity for finned tubes is approximately 70% and its share of world HRSG capacity, including licensees of its manufacturing technology in Japan, Korea, Italy and India, is estimated to be 50%. Its customers include suppliers of heat recovery boiler sections used in gas-fired, combined cycle power generating plants. Fintube anticipates this market will grow rapidly in the near future. Fintube also designs and manufactures other products, such as boiler economizers, boiler tubing and enhanced-surface tubing. Some of these products will be marketed through the same distribution channels as Lone Star's specialty tubing products.

Fintube's revenues and EBITDA for the 1998 calendar year were $61.2 million and $9.1 million, respectively, and for the first nine months of 1999 were $60.7 million and $14.8 million, respectively. The acquisition is expected to be accretive to Lone Star's earnings per share.

Rhys J. Best, Chairman, President and Chief Executive Officer of Lone Star, stated, "Fintube is a remarkable success story. We are pleased to combine its market leadership position in the design and production of finned tubes for the power generation industry and other applications with Lone Star's widely respected tubular expertise and leadership in oilfield and specialty tubing products. Fintube will operate with current management and the employment is anticipated to continue at present levels."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries are Lone Star Steel Company, which manufactures and markets oilfield casing, tubing, and line pipe, specialty tubing products, flat rolled steel and other tubular products and services, and Fintube
Technologies, Inc.

        This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998.